Exhibit 2.1

STOCK PURCHASE AGREEMENT

BETWEEN

UNITED STATIONERS SUPPLY CO.

(as Buyer)

AND

THE SELLERS NAMED HEREIN

(as Sellers)

FOR THE PURCHASE OF ALL OF THE SHARES OF CAPITAL STOCK

OF

O.K.I. SUPPLY CO.

Dated as of October 22, 2012

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES	1
1.1 Generally	1

ARTICLE 2 PURCHASE PRICE	1
2.1 Purchase Price	1
2.2 Closing Payment; Allocation of Purchase Price	2
2.3 Holdback	2

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF S	2
3.1 Authorization of Transactions	2
3.2 No Notice or Approval	2
3.3 Non-contravention	2
3.4 Claims and Proceedings	3
3.5 Brokers’ Fees	3
3.6 Shares	3

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE COMPANY	3
4.1 Organization, Qualification, and Corporate Power	3
4.2 Capitalization	3
4.3 Subsidiaries	4
4.4 Non-contravention	4
4.5 Brokers’ Fees	5
4.6 Certain Assets	5
4.7 Inventory	5
4.8 Financial Statements; Financial Records	5
4.9 Events Subsequent to Most Recent Fiscal Year End	6
4.10 Undisclosed Liabilities	8
4.11 Legal Compliance	8
4.12 Tax Matters	9
4.13 Real Property	11
4.14 Intellectual Property and Computer Systems	14
4.15 Contracts	15
4.16 Accounts Receivable	17
4.17 Powers of Attorney	17
4.18 Insurance	17
4.19 Litigation	17
4.20 Employees	18
4.21 Employee Benefits	19
4.22 Guaranties	21
4.23 Environmental, Health and Safety Matters	21
4.24 Certain Business Relationships with the Company	22
4.25 Customers and Suppliers	22
4.26 Foreign Corrupt Practices Act	23

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	23
5.1 Organization of Buyer	23

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5.2 Authorization of Transactions	23
5.3 Non-contravention	23
5.4 Brokers’ Fees	23
5.5 Investment	23

ARTICLE 6 COVENANTS	24
6.1 Certain Actions to Close Transactions	24
6.2 Pre-Closing Conduct of Business	24
6.3 Access to Information	27
6.4 Further Assurances	27
6.5 Litigation Support	28
6.6 Transition	28
6.7 Confidentiality	28
6.8 Covenant Not to Compete and Related Covenants	28
6.9 Tax Matters	30
6.10 Retention of Records	31
6.11 Payment of 2012 Bonuses	31

ARTICLE 7 CLOSING AND CLOSING DELIVERIES, CONDITIONS TO CLOSING AND TERMINATION	31
7.1 Closing	31
7.2 Conditions to Obligation of Buyer to Close	31
7.3 Conditions to Obligation of Sellers to Close	32
7.4 Closing Deliveries of Sellers	33
7.5 Closing Deliveries of Buyer	34
7.6 Termination of Agreement	35

ARTICLE 8 INDEMNIFICATION	35
8.1 Indemnification by Sellers	35
8.2 Indemnification by Buyer	36
8.3 Certain Limitations	36
8.4 Certain Survival Periods	36
8.5 Third-Party Claims	37
8.6 Additional Notices	38
8.7 Specific Performance	38
8.8 Effect of Investigation	39
8.9 Exclusive Remedy	39

ARTICLE 9 CERTAIN ADDITIONAL TERMS	39
9.1 Interpretation; Construction	39
9.2 Press Releases and Public Announcements	40
9.3 No Third-Party Beneficiaries	40
9.4 Entire Agreement	40
9.5 Succession and Assignment	40
9.6 Counterparts	40
9.7 Notices	40
9.8 Governing Law	41
9.9 Amendments and Waivers	41

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9.10 Severability; Blue Pencil	42
9.11 Expenses	42
9.12 Incorporation of Exhibits, Disclosure Schedules and Schedules	42
9.13 Service of Process	42
9.14 Nature of Disclosure	42
9.15 Guaranty	42

ARTICLE 10 SELLERS’ AGENT	43
10.1 Appointment of Sellers’ Agent	43
10.2 Authority	44
10.3 Limitation on Liability	44
10.4 Role of Sellers’ Agent	44

ARTICLE 11 DEFINITIONS	45

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is effective as of October 22, 2012 between United Stationers Supply Co., an Illinois corporation (“Buyer”), each Person listed on the signature page to this Agreement as a Seller (each a “Seller” and collectively “Sellers”) and Joseph H. Dillhoff, Jr. in such Person’s capacity as Sellers’ Agent hereunder (“Sellers’ Agent”). Joseph H. Dillhoff, Jr. is also executing this Agreement solely with respect to SECTION 9.15 as guarantor of a portion of Sellers’ indemnification obligations under ARTICLE 8 pursuant to the terms and conditions of SECTION 9.15. Buyer, each Seller and Sellers’ Agent are sometimes also referred to herein as a “Party” and together as the “Parties.”

RECITALS

A. Sellers own all of the outstanding shares of capital stock (the “Shares”) of O.K.I. Supply Co., an Ohio corporation (the “Company”).

B. Sellers desire to sell to Buyer all of the Shares, upon the terms and subject to the conditions contained in this Agreement. Buyer desires to purchase all of the Shares from Sellers, upon the terms and subject to the conditions contained in this Agreement.

C. Joseph H. Dillhoff, Jr. is the beneficiary of the Trust U/A Dtd. 5/4/94 Joseph H. Dillhoff, Jr., as amended, Joseph H. Dillhoff, Jr., Trustee, which holds Shares of the Company and is the beneficial owner of the consideration to be paid to such trust pursuant to this Agreement.

D. Certain capitalized terms used in this Agreement have the respective meanings set forth in ARTICLE 11.

AGREEMENT

In consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Party agrees as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Generally. On and subject to the terms and conditions of this Agreement, at Closing, Buyer will purchase from Sellers, and Sellers will sell to Buyer, 49,001 shares of the Company Common Stock. As of Closing, the shares of the Company Common Stock purchased from Sellers will constitute all of the issued and outstanding capital stock of the Company.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. In consideration of Sellers’ sale of the Shares hereunder and the other matters contemplated hereby, upon and subject to the terms and conditions herein, Buyer will pay to Sellers, at Closing, (a) $90 million (the “Purchase Price”), minus (b) the Holdback Amount pursuant to SECTION 2.3 (the “Closing Payment”). The Closing Payment plus any portion of the Holdback Amount paid to Sellers following the Termination Date pursuant to SECTION 2.3(b) is the “Adjusted Purchase Price.”

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2.2 Closing Payment; Allocation of Purchase Price.

(a) Payment of the Closing Payment. Subject to the terms and conditions of this Agreement, at Closing Buyer will pay the Closing Payment to Sellers by wire transfer of immediately available funds in the amounts and to the accounts designated on Schedule 2.2(a), which schedule shall include the percentage of the Adjusted Purchase Price to which each Seller is entitled (the “Pro Rata Share”).

2.3 Holdback.

(a) Holdback Amount. To secure the indemnification and other payment obligations of Sellers under this Agreement, Buyer shall withhold an amount equal to $4.5 million from the Purchase Price (the “Holdback Amount”). The Holdback Amount will not be the sole source of funds for Sellers’ indemnification and other payment obligations under this Agreement, and Buyer will remain entitled to the full amounts owed to Buyer under this Agreement (if any), regardless of whether the Holdback Amount is sufficient to cover any amount so owed.

(b) Payment of Holdback Amount. On the Termination Date, Buyer shall distribute to Sellers an amount equal to the Holdback Amount minus (i) the amount of all indemnification and other payment claims for which Buyer was entitled to indemnification or payment under this Agreement as of such date, and (ii) any Pending Claim Amounts that have not been resolved prior to such date, plus (iii) simple interest upon the Holdback Amount in an amount calculated at the rate of 0.5% per annum. Each Seller shall be paid his or her Pro Rata Share of any remaining Holdback Amount by Buyer within ten Business Days following the Termination Date. Any Holdback Amount retained by Buyer in connection with a Pending Claim Amount shall be paid to Sellers within ten Business Days following the final disposition of such Pending Claim Amount, plus simple interest thereon calculated at the rate of 0.5% per annum.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers represents and warrants to Buyer that:

3.1 Authorization of Transactions. Such Seller has the legal capacity or corporate authority, as applicable, to execute and deliver this Agreement and any agreement contemplated hereunder (the “Ancillary Agreements”) and to perform his, her or its obligations under this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of such Seller, enforceable in accordance with their respective terms and conditions, subject to the Enforcement Limitations.

3.2 No Notice or Approval. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Transactions”).

3.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which such Seller is subject, (b) other than the Shareholder Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets are subject or (c) result in the imposition or creation of an Encumbrance upon or with respect to any of the Shares.

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3.4 Claims and Proceedings. There is no pending or, to the Knowledge of such Seller, threatened Legal Action by or before any Governmental Authority against or relating to such Seller to restrain or prevent the carrying out of the Transactions or that would adversely affect or prevent the purchase and sale of the Shares or otherwise have a material adverse effect on the ability of such Seller to perform his or her obligations under this Agreement.

3.5 Brokers’ Fees. Such Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Shares. Except as set forth in Schedule 3.6, such Seller holds of record and owns beneficially such Seller’s Shares as listed on Schedule 2.2(a), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any capital stock of the Company. Such Seller is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE COMPANY

Except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Sellers, jointly and severally, represent and warrant to Buyer that:

4.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of the State of Ohio. The Company is duly authorized to conduct business and is in good standing under the Applicable Laws in effect at the Closing, of each jurisdiction where such qualification is required. The Company has the corporate power and authority to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 4.1 is a correct and complete list of the directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the certificate of incorporation and bylaws for the Company (as amended to date), the minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for the Company. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

4.2 Capitalization. The entire authorized capital stock of the Company consists of 300,150 shares of common stock, no par value per share (the “Company Common Stock”) of which 49,001 shares are currently issued and outstanding. At September 30, 2012, 193,555 shares of capital stock of the Company are held in the Company’s treasury. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable. No equity interest in the Company was issued in violation of the certificate of incorporation or bylaws of the Company or any pre-emptive (or other similar right) of any Person. Except as

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disclosed in Schedule 4.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.3 Subsidiaries.

(a) Schedule 4.3(a) sets forth the names and jurisdictions of incorporation of each Subsidiary of the Company and each other Person in which the Company owns any equity interest, and the states or countries in which each Subsidiary is qualified to do business. Each such Subsidiary is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of its state or country of incorporation, has the corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business in all jurisdictions where such qualification is required. Other than the Subsidiaries of the Company and other Persons listed on Schedule 4.3(a), the Company does not, directly or indirectly, own, any stock or other equity interest in, have any agreement to purchase any stock or other equity interest in, or control (directly or indirectly) any entity.

(b) Schedule 4.3(b) lists the authorized and outstanding capital stock for each of the Company’s Subsidiaries, and the number of shares of each authorized class of capital stock of each Subsidiary that is owned by the Company. Schedule 4.3(b) is a correct and complete list of the directors and officers of each Subsidiary of the Company. All of the issued and outstanding capital stock of each such Subsidiary has been duly authorized, and is validly issued, fully paid, and non-assessable, and no equity interest in any such Subsidiary was issued in violation of the charter or bylaws of such Subsidiary or any pre-emptive (or other similar right) of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require such Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to such Subsidiary.

(c) To the extent applicable, and except to the extent provided to the contrary in this ARTICLE 4 or in the Disclosure Schedules hereto, each of the representations and warranties in this ARTICLE 4 is true and correct with respect to each of the Company’s Subsidiaries as if such Subsidiary were substituted for the Company in each such instance.

4.4 Non-contravention. Assuming the compliance of Buyer with the provisions of this Agreement or any Ancillary Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which the Company is subject or any provision of the certificate of incorporation or bylaws of the Company, or (b) except as disclosed in Schedule 4.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets). Except for the approvals required under the HSR Act and any Non-US Competition Laws, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order for the Parties to consummate the Transactions.

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4.5 Brokers’ Fees. The Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.6 Certain Assets. The Company has good and marketable title to, or (if such leasehold interest is disclosed in Schedule 4.6) a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements or cash distributed since the date of the Most Recent Financial Statements. All of the tangible assets necessary for the conduct of the Business have been maintained in accordance with normal applicable industry practice, are in good operating condition and repair (except normal wear and tear) and are suitable and sufficient for the purposes for which they are presently used. Except as disclosed in Schedule 4.6, the Company has exclusive possession and control of each such asset.

4.7 Inventory.

(a) Sellers have delivered to Buyer a true, correct and complete list of all inventories of the Company as of August 21, 2012 (the “Inventory”), except that such list of Inventories does not include packaging or marketing materials. Schedule 4.7(a) sets forth a true, correct and complete list of all Inventory and its aging as of the close of business on August 21, 2012, including for each stock keeping unit included on such schedule, (i) the total quantity of such stock keeping unit in the Inventory as of such date, (ii) the aging of each such stock keeping unit that constitutes Inventory, (iii) the extended cost (quantity multiplied by average cost) of such stock keeping unit, and (iv) the last sale date of each stock keeping unit.

(b) With respect to the Inventory, (a) all of such Inventory is merchantable and fit for the purpose for which it was procured or produced, (b) all of such Inventory is fairly reflected in all material respects in the inventory accounts on the balance sheet included in the Most Recent Financial Statements, in accordance with GAAP and including all appropriate reserves, (c) all of such Inventory (other than written-off inventory, except to the extent of reserves for inventory shown on the face of the Most Recent Financial Statements, rather than any notes thereto), consists of a quality and quantity usable and salable in its Ordinary Course of Business and was acquired by the Company in the Ordinary Course of Business, (d) all of such Inventory not written off has been priced at its average cost by Company warehouse, except in each case subject to the reserve for inventory write-down shown on the face of the Most Recent Financial Statements (rather than in any notes thereto), and (e) none of such Inventory is on assignment or consignment. Except as otherwise set forth on Schedule 4.7(b), all Inventories are located at one of the Company’s warehouse facilities.

4.8 Financial Statements; Financial Records.

(a) Attached hereto as Schedule 4.8 are the following financial statements: (i) consolidated audited balance sheets, income statements, statements of cash flows, and shareholders’ equity, and the notes thereto, as of and for the years ended December 31, 2011 (the “Most Recent Fiscal Year End”) and December 31, 2010 for the Company and its Subsidiaries

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(the “Audited Financial Statements”); and (ii) a consolidated, management prepared, unaudited balance sheet, income statement, statement of cash flows, and shareholders’ equity as of and for the 9 months ended September 30, 2012 (the “Most Recent Fiscal Month End”) for the Company and its Subsidiaries (the “Most Recent Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly, fully and accurately the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements lack the footnotes and other presentation items required to comply with GAAP and are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(c) The Company has established and maintains, adheres to and enforces a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, and dispositions of the assets, of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Neither the Company (including any employee of the Company) nor the Company’s independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

4.9 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing (and except as disclosed in Schedule 4.9) since the Most Recent Fiscal Year End:

(a) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any Contract (or series of related Contracts) other than for fair consideration in the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $50,000 to which the Company is a party or by which it is bound, other than in connection with the completion or expiration of any such Contract in the Ordinary Course of Business;

(d) other than for fair consideration in the Ordinary Course of Business, the Company has not imposed any Encumbrances upon any of its assets, tangible or intangible, other than Permitted Encumbrances;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) other than for fair consideration in the Ordinary Course of Business;

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(f) the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) other than for fair consideration in the Ordinary Course of Business;

(g) other than for fair consideration in the Ordinary Course of Business, the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities owed by the Company outside the Ordinary Course of Business;

(i) the Company has not delayed or postponed the payment of any accounts and notes receivable or other Liabilities payable to the Company outside the Ordinary Course of Business;

(j) the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(k) the Company has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property, except pursuant to any of the Contracts set forth on Schedule 4.15(a);

(l) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

(m) the Company has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(n) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

(o) the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

(p) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(q) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(r) except as disclosed in Schedule 4.9(r), the Company has not granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

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(s) except as disclosed in Schedule 4.9(s), the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(t) the Company has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(u) except as disclosed in Schedule 4.9(u), the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(v) the Company has not discharged a material Liability or Encumbrance outside the Ordinary Course of Business, other than in connection with the purchase of Company Shares from Arthur R. Ehrnschwender pursuant to the terms and conditions of the Ehrnschwender Agreement;

(w) the Company has not made any loans or advances of money, other than in the Ordinary Course of Business;

(x) the Company has not disclosed any material Confidential Information, except pursuant to non-disclosure agreements or in the Ordinary Course of Business;

(y) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company; or

(z) the Company has not committed to any of the foregoing.

4.10 Undisclosed Liabilities. The Company has no Liability, except for Liabilities fully reflected in the Most Recent Financial Statements or arising in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

4.11 Legal Compliance.

(a) Since January 1, 2008, the Company has been, and is currently, operated in compliance in all respects with all Applicable Laws. No notice or inquiry has been received by Sellers or the Company from any Governmental Authority alleging that, or indicating that an investigation has commenced regarding whether, the Company is not, or was not, in compliance with any Applicable Law, the reason for which has not been resolved. The Company possesses, and is in compliance with, each material permit, license, franchise, or other authorization or approval of a Governmental Authority necessary for the Company to own, operate and use its assets and conduct its Business (the “Permits”). The Company has delivered to Buyer a true, correct and complete copy of the Permits, and the Permits are listed in Schedule 4.11.

(b) The Company, and each officer, director, employee, agent or other person acting on behalf of the Company, has at all times acted in a manner such that the Company (i) is not party to any agreement requiring it to participate in, or cooperate with, the Arab League boycott of Israel, including any agreement to provide boycott-related information, or to refuse to do any business with any person or entity for boycott-related reasons; (ii) has not been a party to any agreements or engaged in any transactions involving parties, destinations, or activities that the Company knew or had reason to know were subject to sanctions, embargoes, or other statutory or regulatory prohibitions under U.S. Applicable Laws; and (iii) has (1) obtained, and properly followed the provisions of, all required export-related (including but not limited to

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export, re-export, and transfer) licenses, and (2) properly used and documented any applicable license exceptions required by Applicable Law. Neither the Company nor any person acting on behalf of the Company has been the subject of any bribery, money-laundering, or other corruption-focused investigation by any Governmental Authority.

4.12 Tax Matters.

(a) Except as set forth on Schedule 4.12(a), the Company has filed timely all Tax Returns required to be filed under Applicable Law in effect at or prior to the Closing. All such Tax Returns were correct and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 4.12(a), the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings or transfer pricing adjustments or inquiries are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or a transfer pricing inquiry or proceeding, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company. Schedule 4.12(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination or audit reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2008, or for any year in which the statute of limitations remains open, whether by waiver, agreement or otherwise.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not issued any power of attorney (or any such equivalent) with respect to Taxes.

(e) Except as set forth on Schedule 4.12(e), the Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to or bound by any Tax allocation or sharing

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agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than the group composed of the Company and its Subsidiaries and (B) has no Liability for the Taxes of any Person (other than its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(g) Except as disclosed in Schedule 4.12(g), the Company will not be required to include any item of income in or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(h) the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i) Since the date of the Most Recent Financial Statements, the Company has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(j) Schedule 4.12(j) sets forth the following information with respect to the Company and each of its Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the Transactions): (i) the basis of the Company and each Subsidiary in its respective assets; (ii) the basis of the Company (or the applicable Subsidiary) in the capital stock of each of the

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Subsidiaries (or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company or its Subsidiaries; and (iv) the amount of any deferred gain or loss allocable to the Company or its Subsidiaries arising out of any intercompany transaction.

(k) The Company is not currently, and has not previously been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(l) The Company is duly and properly registered in each country or territory where required for VAT and any other equivalent local or regional Taxes for which registration is required, and the Company has timely and accurately complied at all times with the Applicable Laws governing such registrations.

(m) The Company is not and has not been treated as resident in or having permanent establishment (including by or through employees, independent contractors or other service or representative relationship or by or through any facilities or places of business available to the Company or any of its employees or contractors) in any jurisdiction other than the United States or the applicable jurisdiction of incorporation for purposes of any Taxes.

(n) Except as disclosed in Schedule 4.12(n), the Company is not a “controlled foreign corporation” as defined in Code Section 957 or a “passive foreign investment company” as defined in Code Section 1297.

(o) The Company has filed all Forms TD F 90-22.1

4.13 Real Property.

(a) Schedule 4.13(a)(i) sets forth a complete list of all real property and interests in real property owned by the Company (the “Owned Real Property”). Except as set forth in Schedule 4.13(a)(ii), and except for the Owned Real Property, after 1980 the Company has never owned any real property.

(b) Schedule 4.13(b) sets forth a complete list of all real property and interests in real property leased or occupied by the Company, or which the Company has the right to occupy, now or in the future (each such lease or agreement to occupy real property being hereinafter referred to as a “Lease,” and the real properties specified in such Leases being referred to hereinafter as the “Leased Real Property”). The Company has delivered to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as disclosed in Schedule 4.13(b), with respect to each Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforcement Limitations;

(ii) the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

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(iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease;

(iv) none of the Company or any other party to the Lease is in breach of or default under such Lease, and to Sellers’ Knowledge no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(viii) the Company has not collaterally assigned or granted any other Encumbrance in such Lease or any interest therein;

(ix) Except as listed in Schedule 4.13(b)(ix): (1) the Company has never given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Lease, affect any right or obligation under any Lease or otherwise be binding upon the Company’s position under any Real Property Lease; (2) the Company has not contested since January 1, 2010, and the Company is not currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Lease; (3) there is no purchase option, right of first refusal, first option or other right held by the Company with respect to, or any real estate or building affected by, any Lease that is not contained within such Lease; and (4) the Company has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Lease or to purchase the real property subject to any Lease; and

(x) there are no Encumbrances on the estate or interest created by such Lease.

(c) The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all of the real property used or intended to be used in, or otherwise related to, the Business; and the Company is not a party to any agreement or option to purchase any real property or interest therein.

(d) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and

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repair (except for ordinary wear and tear and routine maintenance, repairs and replacements) and sufficient for the operation of the Business. Each representation made in the foregoing sentence of this SECTION 4.13 as such representation relates to the Leased Real Property is made only to the extent of Sellers’ Knowledge of such fact or circumstance. To Sellers’ Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the applicable Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(e) The Leased Real Property has been maintained in accordance with the terms and conditions of each applicable Lease, no improvements or alternations have been made to the Leased Real Property that will be required to be removed or otherwise remedied at the end of the term of the applicable Lease, and the Company has no obligation under any Lease to perform any restoration, repair or replacement at any Leased Real Property at the end of the term of the applicable Lease.

(f) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of Sellers, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of Sellers, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon. There is no development or other Contract that limits the ability to protest any real property Tax, fix any minimum real estate Tax or require any continued business operation with respect to any Real Property.

(g) The Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Applicable Laws, including the Americans with Disabilities Act of 1990, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon do not violate any Real Property Laws in effect at or prior to the Closing. The Company has not received any notice of violation of any Real Property Law and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation. To the Knowledge of Sellers, there is no pending or anticipated change in any Real Property Law that will materially impair the lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business as currently conducted thereon.

(h) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon.

(i) All material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect.

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The Company has not received any notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or the taking of any such action. The Company has not received written or, to the Knowledge of Sellers, oral notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring any Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(j) The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Company’s business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. The Company’s use or occupancy of the Real Property or any portion thereof or the operation of the Business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(k) The current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Real Property (the “Encumbrance Documents”). Neither Sellers nor the Company has received any notice of violation of any Encumbrance Documents, and, to Sellers’ Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(l) To the Knowledge of Sellers, none of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, that would interfere with the use or occupancy of such Real Property or the continued operation of the Business as currently conducted thereon.

(m) The Company has good, marketable and valid fee title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Valid policies of title insurance have been issued insuring the Company’s fee simple title to each parcel of the Owned Real Property in amounts at least equal to the purchase price thereof, and such policies are in full force and effect and no claim has been made against any such policy. Sellers have delivered to Buyer a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to the Company that are in the possession or control of the Seller and that cover any Owned Real Property.

4.14 Intellectual Property and Computer Systems.

(a) Schedule 4.14(a) lists all Intellectual Property of the Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations), including the legal entity owning such Intellectual Property, and all applications for any such registration.

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(b) The Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrances), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to a Contract listed in Schedule 4.15(a)), the Intellectual Property used by the Company in the operation of the Business.

(c) Except as listed in Schedule 4.14(c):

(i) (A) the Company has not received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Legal Action and, to the Knowledge of the Sellers, no such Legal Action is threatened;

(ii) the Company has not received any written or oral charge, complaint, claim, demand or notice since January 1, 2006, alleging that any use, sale or offer to sell any good or service of the Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and

(iii) the Company is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to the Knowledge of Sellers, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company.

(d) With respect to each issued or registered item of Intellectual Property, such Intellectual Property is: (i) in compliance with all Applicable Laws (including payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (ii) valid and enforceable; and (iii) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f) Schedule 4.14(f) sets forth all other material Computer Systems used by the Company and identifies the owner or licensor of each material Computer System. The Company has taken all actions which a reasonably prudent person in the business of the Company would take to protect the security and data integrity of the Company’s and its clients’ data and all of the Company’s Computer Systems are SAS 70 (or its successor) compliant. Except as set forth on Schedule 4.14(f), since January 1, 2006, the Company has not experienced any interruptions, errors, data losses, data integrity problems, hacking attempts, security breaches or other problems related to any Computer System used in the Business which has adversely affected the Company in any material respect.

4.15 Contracts.

(a) Schedule 4.15(a) lists the following Contracts to which the Company is a party:

(i) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any Contract (or group of related Contracts) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

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(iii) any Contract concerning a partnership or joint venture;

(iv) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has otherwise imposed an Encumbrance on any of its assets, tangible or intangible;

(v) any Contract concerning confidentiality or non-competition, other than non-disclosure agreements entered into in the Ordinary Course of Business;

(vi) any Contract under which the Company is currently or potentially obligated to share revenues or income with any other Person (including Sellers or any of their Affiliates);

(vii) any Contract with Sellers or any of their Affiliates;

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or Contract for the benefit of its current or former directors, officers, or employees;

(ix) any collective bargaining Contract;

(x) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis;

(xi) any Contract under which the Company has advanced or loaned any amount to any of its directors, officers, or employees outside the Ordinary Course of Business;

(xii) any Contract under which the consequences of a default or termination would have a Material Adverse Effect;

(xiii) any Contract under which the Company has granted any Person any registration rights (including demand and piggyback registration rights);

(xiv) any Contract (other than Contracts with customers in the Ordinary Course of Business) under which the Company has agreed to indemnify any other Person for any loss, expense or Liability;

(xv) any Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(xvi) any Contract under which the Company has received any Tax credit, incentive, abatement, grant or similar benefit from a Governmental Authority that includes a “clawback” or recapture provision, or any other Contract under which the Company may be required to repay a benefit received from a Governmental Authority; or

(xvii) any other Contract (or group of related Contracts), understanding or course of dealing that will require the Company to make any payment in excess of $50,000 after the Closing (other than in the Ordinary Course of Business).

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(b) Sellers have delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.15(a) and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.15(a). With respect to each such Contract, except as set forth in Schedule 4.15(b): (i) the Contract is legal, valid, binding, enforceable (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect on identical terms following the consummation of the Transactions; (iii) neither the Company nor, to Sellers’ Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) neither the Company, nor to Sellers’ Knowledge, any other party has repudiated any provision of the Contract.

4.16 Accounts Receivable. The accounts receivable of the Company have been generated in the Ordinary Course of Business, reflect valid obligations due to the Company for the payment of goods or services provided by the Business and, except as otherwise disclosed in Schedule 4.16 and, subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements, are collectible in the Ordinary Course of Business (and, in any event, within 6 months following the date hereof), as adjusted for the passage of time through the Closing Date. No counterclaims, offsetting claims, or defenses to collection of such receivables are pending or, to the Knowledge of Sellers, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against.

4.17 Powers of Attorney. Except as disclosed in Schedule 4.17, there are no outstanding powers of attorney executed on behalf of the Company.

4.18 Insurance. Schedule 4.18 lists each insurance policy (including all-risk property, business interruption, cargo, commercial general liability, completed operations/product liability, workers’ compensation/employer’s liability, automobile, umbrella/excess, environmental, D&O, fiduciary, fidelity/crime and employment practices, including any surety bond arrangements, associated claim handling programs or brokerage agreements) maintained by or on behalf of the Company or to which the Company is a named insured, all of which are in full force and effect. With respect to each such insurance policy currently in full force and all prior-year policies with open claims, the Company has made available to Buyer a true, correct and complete copy of such insurance policy and any related endorsements, amendments or notices. The Company is not in default with respect to its obligations under any such insurance policy, and the Company has not been denied insurance coverage except to the extent that specific insurers declined to provide quotes when coverage was marketed at renewal. Except as set forth on Schedule 4.18, the Company does not have any self-insurance or co-insurance programs.

4.19 Litigation. The Company (a) is not subject to any outstanding Legal Restriction and (b) is not a party to, and, to Sellers’ Knowledge, is not threatened to be made a party to, any Legal Action by or before any Governmental Authority. Sellers have no Knowledge that any such Legal Action may be brought or threatened against the Company or that there is any Basis for the foregoing.

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4.20 Employees.

(a) Schedule 4.20(a) lists all employees of the Company as of August 31, 2012 and for each such employee sets forth the name, position, classification as exempt or non-exempt under the Fair Labor Standards Act, current compensation paid or payable and any change in compensation since January 1, 2012, earned and accrued vacation as of the date hereof, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Employee Benefit Plan, as the case may be.

(b) With respect to the Company:

(i) there is no collective bargaining Contract or other labor or similar agreement or understanding with any labor organization or employee group;

(ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iii) no union organizing or decertification efforts are underway or, to the Knowledge of Sellers is threatened, and no other question concerning representation exists;

(iv) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Sellers, threatened;

(v) to the Knowledge of Sellers, no employee of the Company (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such Contract between such employee and any Person besides the Company;

(vi) to the Knowledge of Sellers, there is no worker’s compensation Liability, experience or matter;

(vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of Sellers, threatened in any forum, relating to an alleged violation or breach by the Company (or its or their officers or directors) of any Applicable Law or Contract; and

(viii) to the Knowledge of Sellers, no employee or agent of the Company has committed any act or omission giving rise to Liability for any violation or breach identified in clause (vii) above.

(c) Except as disclosed in Schedule 4.15(a), there are no employment or severance Contracts with any employees of the Company. Except as disclosed in Schedule 4.20(c), there are no written personnel policies, rules or procedures applicable to employees of the Company.

(d) The Company has in its files properly completed copies of Form I-9 for all employees of the Company with respect to whom that form is required under Applicable Law. The Company has not received notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the country in which such employee works.

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(e) Any Person performing services for the Company who has been classified as an independent contractor, as an employee of some other entity whose services are leased to the Company, or as any other non-employee category, has been correctly so classified and is in fact not a common law employee of the Company.

(f) With respect to the Transactions, any notice required under any Applicable Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. The Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Law in effect at or prior to the Closing.

4.21 Employee Benefits.

(a) Schedule 4.21 lists each Employee Benefit Plan that the Company or an ERISA Affiliate maintains, to which the Company or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which the Company or an ERISA Affiliate has any Liability. With respect to each such Employee Benefit Plan, to the extent applicable, Sellers have delivered to Buyer true and complete copies of (1) all plan documents, including amendments thereto, (2) the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service (“IRS”) with respect to any plan that is intended to be qualified under Code Section 401(a), (3) the Form 5500 Annual Report filed for each of the most recent three plan years of each plan for which such filing is required under ERISA or the Code (including all attachments thereto), (4) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Benefit Plans, (5) all summary plan descriptions and summaries of material modifications thereto communicated to employees, and (6) all other documentation reasonably requested by Buyer.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

(ii) All required reports, descriptions and notices (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each Employee Benefit Plan of the Company or an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA. Except as disclosed in Schedule 4.21(a), no individual is currently (A) on COBRA, or (B) within his/her COBRA election period.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

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(iv) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) either (A) is the subject of a current and unrevoked favorable determination letter from the IRS with respect to such plan’s qualified status under the Code, or (B) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(v) Except as disclosed on Schedule 4.21(a)(v), there have been no Prohibited Transactions with respect to any Employee Benefit Plan of the Company or an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened. Sellers have no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation. No filings have been made or are currently pending with respect to any Employee Benefit Plan under any voluntary compliance program of the IRS or United States Department of Labor.

(b) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of the Company is subject to any Encumbrance under ERISA or the Code.

(c) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan (as defined in ERISA Section 3(37)) .

(d) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan that is a “multiple employer welfare arrangement (as defined in ERISA Section 3(40)).

(e) the Company does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company or of any other Person, except as required under COBRA.

(f) Schedule 4.21(f) sets forth each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to the requirements of Code Section 409A. Each such Employee Benefit Plan set forth on Schedule 4.21(f) has been operated in compliance since 2005 (or such later date as the Employee Benefit Plan first became subject to Code Section 409A) with the requirements of paragraphs (2), (3) and (4) of Code Section 409A(a), and the regulations and guidance thereunder, and no amounts under any such plan is or has been subject

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to interest and additional Tax pursuant to Code Section 409A(a)(1)(B). The Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any person for interest or additional Tax under Code Section 409A(a)(1)(B). No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

(g) The consummation of the Transactions will not result in any new or increased obligations to employees of the Company, including severance pay due to a change of control, increased vesting or benefit accruals, or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

4.22 Guaranties. Except as disclosed on Schedule 4.22, the Company is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person, including any Liability of any other Subsidiary of the Company.

4.23 Environmental, Health and Safety Matters.

(a) Except as disclosed in Schedule 4.23(a), the Company has been, and is currently, in compliance with all applicable Environmental Laws. The Company has obtained and is in compliance with all Permits required under applicable Environmental Laws, and is not delinquent in the filing or renewal of any such Permits. The Company has not received any written communication, whether from a Governmental Authority, citizen group, employee, or otherwise, that alleges that the Company is not in full compliance with, or has failed to perform any duty under, Environmental Laws, which noncompliance or nonperformance has not been fully resolved.

(b) Except as disclosed in Schedule 4.23(b), there are no Environmental Claims pending or, to Sellers’ Knowledge, threatened against the Company or against any Person whose liability for such Environmental Claims the Company has retained or assumed either contractually or by operation of law, and there is no Basis for such Environmental Claims.

(c) The Company has not, in connection with any Real Property, installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner or quantity so as to create any Liability under any Environmental Law or any other Liability for the Company or Buyer.

(d) Without limiting the generality of the foregoing provisions of this SECTION 4.23:

(i) all on-site and off-site locations where the Company has at any time stored, disposed, or arranged for the disposal of waste materials are identified in Schedule 4.23(d);

(ii) all underground storage tanks, and the capacity and contents of such tanks, currently or (to the Knowledge of Sellers) formerly located on any Real Property are identified in Schedule 4.23(d);

(iii) all wells or other borings located on any Real Property are identified in Schedule 4.23(d);

(iv) to the Knowledge of Sellers, there is no asbestos contained in or forming part of any Improvements on any Real Property; and

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(v) no polychlorinated biphenyls (PCBs) are used or stored on any Real Property.

(e) Except as disclosed in Schedule 4.23(e), to Sellers’ Knowledge there are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of in such form or quantities as to create any Liability under any Environmental Law or any other Liability for the Company or Buyer. Except as disclosed in Schedule 4.23(e), to the Knowledge of Sellers, there are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by any other party in such form or quantities as to create any Liability under any Environmental Law or any other Liability for the Company or Buyer. Except as disclosed in Schedule 4.23(e), none of the Real Property is being used, or has ever been used by the Company, in a manner that would require a permit under Section 3005 of the Solid Waste Disposal Act, 42 U.S.C. § 6925, for the treatment, storage, or disposal of Hazardous Substances.

(f) The Company has in place all training, programs, and plans required under Environmental Laws relating to occupational safety and health necessary for the operation of the Business and is in compliance with such requirements in all material respects.

(g) Sellers have delivered to Buyer all reports and authorizations relating in any way to the environmental status of any of the Real Property or otherwise relating to the businesses of the Company with respect to any Environmental Law.

4.24 Certain Business Relationships with the Company. Except as disclosed in Schedule 4.24 and the Related Party Leases, none of the Sellers, their respective Affiliates or the Company’s directors, officers and employees has been involved in any business arrangement or relationship with the Company within the past 48 months, and none of the Sellers, their respective Affiliates or the Company’s directors, officers and employees owns any asset, tangible or intangible, that is used in the Business.

4.25 Customers and Suppliers.

(a) Schedule 4.25(a) lists the 25 largest customers of the Company for each of the two most recent calendar years and sets forth opposite the name of each such customer the amount of net sales attributable to such customer. To Sellers’ Knowledge, no customer listed on Schedule 4.25(a) has indicated that it will stop, or decrease the rate of, buying materials, products or services from the Company.

(b) Schedule 4.25(b) lists the 25 largest suppliers of products to the Company’s for each of the two most recent calendar years and sets forth opposite the name of each such supplier the amount of sales to the Company attributable to such supplier. To Sellers’ Knowledge, no supplier listed on Schedule 4.25(b) has indicated that it will stop, or decrease the rate of, selling materials, products or services to the Company.

(c) Except as disclosed in Schedule 4.25(c), since 1980 none of the products sold, marketed, or distributed by the Company or any predecessor thereof, contained or now contains: (i) any Hazardous Substance in a manner or quantity that would be reasonably expected to result in any Liability; or (ii) any asbestos or asbestos-containing material. The Company has not retained or assumed contractually or through operation of any Applicable Law any Liability relating to the sale, marketing, or distribution of any products containing Hazardous Substances or asbestos or asbestos-containing materials.

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4.26 Foreign Corrupt Practices Act. None of the Company or any Person acting (or purportedly acting) for the benefit of any the Company has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject the Company or any other Person to any Legal Action, (b) if not given in the past, would have adversely affected the Company, (c) if not continued in the future, will or is reasonably likely to adversely affect the Company or subject the Company or any other Person to any Legal Action or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of the Company have been fairly, accurately and completely recorded in its books and records.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of Illinois.

5.2 Authorization of Transactions. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of Buyer, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions. Except for the approvals required under the HSR Act, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority or other third party in order to consummate the Transactions. The execution, delivery, and performance of this Agreement and the Ancillary Agreements have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements, and to perform its obligations hereunder, or to consummate the Transactions.

5.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which Buyer is subject or any provision of its articles of incorporation or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject.

5.4 Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Sellers could become liable or obligated.

5.5 Investment. Buyer is an Accredited Investor. Buyer is not acquiring Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

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ARTICLE 6

COVENANTS

6.1 Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its Commercially Reasonable Efforts to fulfill, and to cause to be satisfied, the conditions in ARTICLE 7 (but with no obligation to waive any such condition) and to consummate and effect the Transactions, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, Sellers will use Commercially Reasonable Efforts to give any required notices to, and make any required filings with, other Persons and to obtain each Required Consent before Closing, and Buyer will cooperate with Sellers in all reasonable respects in connection therewith; provided, however, that no Party is required to make any payment to any other Person regarding any Required Consent. Buyer and Sellers agree to work together in good faith to obtain all other Consents that Buyer may reasonably believe necessary for the post-Closing operation of the Business. Each of the parties hereto acknowledges that clearance for the transactions contemplated by this Agreement has been obtained under the HSR Act.

6.2 Pre-Closing Conduct of Business.

(a) Certain Required Actions. Except as expressly contemplated herein or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld), from the date hereof through Closing, Sellers (1) will cause the Company and its Subsidiaries to (x) conduct their Business in the Ordinary Course of Business and (y) use reasonable best efforts to maintain and preserve intact the Business, rights, relationships and goodwill of the Company and its Subsidiaries, and (2) will cause the Company and each of its Subsidiaries not to do any of the following:

(1) (A) issue, sell, dispose or otherwise allow to become outstanding or acquired or pledged or otherwise subject to an Encumbrance any capital stock, or other security of the Company or any its Subsidiaries or right (including any option, warrant, put or call) to any such equity or limited liability company interest or other security; (B) split, combine or reclassify any of its stock or other equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its stock or other securities or make any other change to its capital structure; (C) other than the purchase of Company Shares from Arthur R. Ehrnschwender pursuant to the terms and conditions of the Ehrnschwender Agreement, purchase, redeem or otherwise acquire any stock or other equity interest of the Company or any Subsidiary or right, warrant or option to acquire any such stock or other equity interest or other security; or (D) except in the Ordinary Course of Business or as otherwise contemplated herein, make any distribution to any Seller;

(2)(A) except in its Ordinary Course of Business, make any sale, lease, license or disposition of any material asset to any other Person (including by merging or consolidating with, or by selling assets to, any other Person); (B) erect any material new improvement on any of the Real Property, (C) make any capital expenditure or purchase or otherwise acquire (including by merging or consolidating with, or by purchasing assets of, any other Person, other than budgeted capital expenditures that do not exceed $50,000 (individually) or $100,000 (in the aggregate), (D) license any intangible asset from any other Person, except non-exclusive licenses in its Ordinary

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Course of Business, (E) lease any real property from any other Person, (F) lease any tangible personal property from any other Person, except leases of tangible personal property in the Ordinary Course of Business under which the payments do not exceed $50,000 (individually) or $100,000 (in the aggregate), (G) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (H) disclose any confidential, proprietary or non-public information, except as reasonably protected under a customary non-disclosure Contract, or (I) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(3) grant or permit to come into existence any Encumbrance on any asset, other than (A) pursuant to a Contract (or a Contract not required to be disclosed in Schedule 4.15(a) to avoid a breach under SECTION 4.15) or (B) any Permitted Encumbrance;

(4)(A) become a guarantor with respect to any obligation of any other Person, other than the Company or any other Subsidiaries of the Company, (B) assume or otherwise become obligated for any obligation of any such Person for borrowed money, or (3) agree to maintain the financial condition of any other Person;

(5) except in its Ordinary Course of Business, (A) incur any indebtedness for borrowed money, other than indebtedness to any other Subsidiary of the Company, which cannot be prepaid at any time without penalty, (B) make any loan, advance or capital contribution to, or investment in, any other Person, other than the Company or any of its Subsidiaries, or (C) make or pledge to make any charitable or other capital contribution;

(6) except in the Ordinary Course of Business, enter into any material Contract, or amend, modify, waive any right, cancel or terminate in any respect that is material and adverse to the Company or its Subsidiaries, any material Contract;

(7) (A) fail to prepare and timely file all Tax Returns with respect to the Company or its Subsidiaries required to be filed before Closing or timely withhold and remit any employment Taxes applicable to the Company or its Subsidiaries, (B) make or change any material election with respect to Taxes (including an election to change the Tax characterization of the Company or its Subsidiaries) or (C) settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency or take any other similar action relating to any Tax if any of the foregoing would reasonably be expected to have the effect of increasing the Tax Liability of the Company or its Subsidiaries after the Closing Date or decreasing any Tax attribute of the Company or its Subsidiaries existing on the Closing Date;

(8) (A) adopt or change any accounting method or principle used by the Company or its Subsidiaries, except as required under GAAP or the Code, (B) change any annual accounting period, or (C) materially change the cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of expenses or deferral of revenue;

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(9) fail to use Commercially Reasonable Efforts to preserve, and prevent any degradation in, the Company or any of its Subsidiaries relationships with their material suppliers, customers and others having material business relations with such entity;

(10) except in the Ordinary Course of Business or as may be required under any existing Contract or as otherwise permitted or required by this Agreement, (A) enter into any employment agreement or grant any bonus or otherwise increase the compensation payable to or to become payable to, or benefits of, any director, officer or management-level employee of the Company or its Subsidiaries or (B) amend or terminate any Employee Benefit Plan or enter into any new arrangements that would, if existing on the date hereof, constitute an Employee Benefit Plan;

(11) amend or change, or authorize any amendment or change to, any organizational documents of the Company or its Subsidiaries;

(12) (A) pay, discharge, settle or satisfy any claim, obligation or other Liability in excess of $50,000, except (x) in its Ordinary Course of Business or (y) the payment, discharge, settlement or satisfaction of any claim, obligation or other Liability reflected or reserved for on the Audited Financial Statements and in this instance only to the extent so reflected or reserved, or (B) otherwise waive, release, grant, assign, license, permit to lapse or transfer any right of material value;

(13) transfer, assign, or fail to protect or maintain in the Ordinary Course of Business, any rights under or with respect to any Intellectual Property;

(14) except in the Ordinary Course of Business, grant any bonuses, wage or salary increases to employees, other than as provided for in any written agreements or Employee Benefit Plan;

(15) except in the Ordinary Course of Business, allow any Permit to be cancelled, modified or terminated or to seek any new, or variance to an existing, Permit;

(16) distribute foreign earnings or assets to the Company to the extent that such amounts have been properly deferred for U.S. Tax purposes; or

(17) enter into any Contract, agree or commit (binding or otherwise), to do any of the foregoing, or fail to take any action that would result in any of the foregoing.

(b) Certain Permitted Actions. Notwithstanding the foregoing limitations, prior to the Closing, the Company may make distributions to such Persons and in such amounts as set forth in Schedule 6.2(b) attached hereto (which, in no event, shall exceed $5 million in the aggregate and which will be deductible by the Company as an ordinary and necessary business expense (unless such deduction is prohibited by Section 280G of the Code) or a charitable contribution deduction). Nothing in this SECTION 6.2(b) shall require the Company or the Buyer to make any payments contemplated by this SECTION 6.2(b) following the Closing if such permitted payments were not made by the Company prior to the Closing.

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6.3 Access to Information.

(a) Pre-Closing Access for Buyer. From the date hereof through Closing, subject to the Confidentiality Agreement and Sellers’ reasonable confidentiality precautions, Sellers will (i) furnish (or caused to be furnished) to Buyer and Buyer’s representatives (including its legal counsel and accountants) books and records, additional financial and operating data and other information relating to the Business as Buyer reasonably requests, and (ii) permit (or cause the Company or its Subsidiaries to permit) to Buyer and Buyer’s representatives (including its legal counsel and accountants) to have full access to all premises, properties, personnel, books and records, contracts and other documents relating to the Company and its Subsidiaries. Buyer and Buyer’s representatives will conduct such investigation and be granted such access in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries.

(b) Post-Closing Access for Sellers.

(i) Throughout the five-year period after Closing, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from Sellers: (1) cause Sellers’ Agent and his representatives to have reasonable access to the pre-Closing books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the Company and its Subsidiaries, and to the appropriate personnel responsible for preparing and maintaining such books and records, in each case to the extent reasonably necessary to (A) defend or pursue any third party Legal Action, (B) defend Third-Party Claim indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns, (E) respond to any investigation or other inquiry by or under the control of any Governmental Authority, or (F) address other pre-Closing Tax, accounting, financial or legal matters; and (2) permit Sellers’ Agent and his representatives to make copies of such books and records for the foregoing purposes, at Sellers’ expense.

(ii) Any exercise by Sellers’ Agent and his representatives of the rights set forth in this SECTION 6.3(b) shall be at Sellers’ sole cost and expense and at Sellers’ sole risk. Notwithstanding anything herein to the contrary, neither Buyer, nor any of its Affiliates or the Company and its Subsidiaries shall be required to provide any access, assistance or cooperation to the extent providing such access, assistance or cooperation would unduly interfere with the business or operations of Buyer, its Affiliates or the Company and its Subsidiaries, and would, in the reasonable judgment of Buyer or its Affiliates, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation.

6.4 Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 8). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries.

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6.5 Litigation Support. In the event, and for so long as, any Party actively is contesting or defending against any Legal Action in connection with (a) any aspect of the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, the other Party will cooperate with the Party contesting or defending and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE 8).

6.6 Transition. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or its Subsidiaries from maintaining the same business relationships with the Company or its Subsidiaries after the Closing as it maintained with the Company or its Subsidiaries prior to the Closing. Sellers will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

6.7 Confidentiality. Sellers will (and will cause their respective Affiliates to) treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in their possession, except for an electronically archived copy. In the event that Sellers are requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this SECTION 6.7. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose the Confidential Information to the tribunal; provided, however, that Sellers will use their Commercially Reasonable Efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer will designate. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Sellers.

6.8 Covenant Not to Compete and Related Covenants. To further ensure that Buyer receives the expected benefits of acquiring the Shares, each of the Covenant Sellers hereby agree as follows:

(a) During the Non-Compete Period, the Covenant Sellers will not, whether on their own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit or assist in soliciting, in competition with the Business as conducted with respect to the sale, marketing or distribution of welding, industrial or safety products in the geographic regions in which the Company then engages in such Business (the “Restricted Area”), any Person:

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(i) with whom the applicable Covenant Seller had personal contact or dealings on behalf of the Company during the two-year period immediately preceding the Closing Date;

(ii) with whom employees directly reporting to the applicable Covenant Seller have had personal contact or dealings with on behalf of the Company during the two-year period immediately preceding the Closing Date; or

(iii) for whom the applicable Covenant Seller had direct or indirect supervisory responsibility during the two-year period immediately preceding the Closing Date.

(b) During the Non-Compete Period, the Covenant Sellers will not, directly or indirectly:

(i) engage in any business that acts as a wholesaler or buying group in the Restricted Area (including engaging in any business on behalf of Abdullah Hashim Group (also called United Welding), Atlas Welding, Independent Welding Distributors Cooperative (IWDC), Evergreen Midwest, Inc., Techniweld, Inc., Business Information Group (BIG), AIWD, SCN (Canada), R3 (Bunzl) or Southern Welding Systems International (SWSI)) in competition with that competes with (x) any business in which the Company or any of its Affiliates or Subsidiaries engages with respect to the sale, marketing or distribution of welding, industrial or safety products, or (y) any business that the Company or any of its Affiliates or Subsidiaries have specific plans to conduct in the future with respect to the sale, marketing or distribution of welding, industrial or safety products (as evidenced by projections or business plans prepared by the Company) and as to which the applicable Covenant Seller is aware of such planning (each, a “Competitive Business”);

(ii) enter the employ of, or render any services to, any Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships between the Company or any of its Affiliates or Subsidiaries and customers, suppliers, manufacturers, licensors, vendors, or investors of the Company or such Affiliate or Subsidiary.

(c) Notwithstanding anything to the contrary in this Agreement, the Covenant Sellers may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its Affiliates or Subsidiaries that are listed on a national securities exchange or publicly traded on the over-the-counter market if such Covenant Seller (i) is not an Affiliate of or a member of a group which controls such person; and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such person.

(d) During the Non-Compete Period, the Covenant Sellers will not, whether on their own behalf or on behalf of any person, directly or indirectly, solicit or encourage any employee of the Company or any of its Affiliates or Subsidiaries to leave the employment of the Company or such Affiliate or Subsidiary.

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(e) During the Non-Compete Period, the Covenant Sellers will not, whether on their own behalf or on behalf of or in conjunction with any person, directly or indirectly, hire any employee who was employed by the Company or any of its Affiliates or Subsidiaries as of the Closing Date or who left the employment of the Company, or any Affiliate or Subsidiary thereof within six months prior to the Closing Date, unless the Company terminated the employment of such person.

(f) During the Non-Compete Period, the Covenant Sellers will not, directly or indirectly, solicit or encourage any consultant then under contract with the Company or any of its Affiliates or Subsidiaries to cease to work with the Company or any of such Affiliate or Subsidiary.

(g) In the event a Covenant Seller violates any of the provisions contained in this SECTION 6.8, the Covenant Sellers understand and agree that the breaching Covenant Seller will be liable to the Company for any damage caused by such Covenant Seller’s violation, including attorney fees and expenses. In addition to any other relief available to the Company in event of a breach, the Company may obtain equitable relief in the form of temporary and permanent injunction and, where applicable, damages at law.

(h) It is expressly understood and agreed that although the Covenant Sellers and the Company consider the restrictions contained in this SECTION 6.8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory of any restriction or provision contained in this SECTION 6.8 or elsewhere in this Agreement is unenforceable against any Covenant Seller, such provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and/or such maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

6.9 Tax Matters. The following provisions will govern certain Tax matters as between Buyer and Sellers:

(a) Filing Responsibility. Sellers will cause the Company to prepare and timely file all Tax Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date (after taking into account extensions therefor). Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date (after taking into account extensions therefor).

(b) Cooperation. Buyer and Sellers will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested by the other Party to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms, filings, schedules, reports or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property. Buyer and Sellers further agree, upon request, to provide the other Party with all information that the requesting Party may be required to report under Code Sections 6043 or 6043A or the regulations promulgated thereunder.

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6.10 Retention of Records. Buyer will cause the Company and its Subsidiaries to retain, until all applicable Tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date subject to the terms and conditions of SECTION 6.3(b). Sellers agree that such records will be kept strictly confidential and used only for tax purposes.

6.11 Payment of 2012 Bonuses. Buyer will cause the Company to pay the 2012 bonuses to current Company employees as set forth in Schedule 6.11 at such time as the Company typically pays annual bonuses, whether or not such employee remains employed by the Company on December 31, 2012. The 2012 bonuses will not be offset or reduced as a result of the bonuses paid pursuant to SECTION 6.2(b) herein.

ARTICLE 7

CLOSING AND CLOSING DELIVERIES, CONDITIONS TO CLOSING AND TERMINATION

7.1 Closing. Subject to any earlier termination hereof, the closing of the Transactions (the “Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or by wire transfer and e-mail transmission delivery of all documents to consummate the Transactions, or such other date and time as Buyer and Sellers may mutually determine (the actual date Closing occurs being the “Closing Date”). Closing will be effective as of 11:59 p.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

7.2 Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a) Accuracy of Representations and Warranties. Each of Sellers’ representations and warranties in ARTICLES 3 and 4 that contains a Materiality Qualifier will have been and will be true and correct in all respects, and each of Seller’s representations and warranties in Articles 3 and 4 that do not contain a Materiality Qualifier will have been and will be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

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(b) Observance and Performance. Sellers will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Sellers on or before the Closing Date.

(c) Agent’s Certificate. Sellers will have delivered to Buyer a certificate executed by Sellers’ Agent, dated the Closing Date, in a form reasonably acceptable to Buyer and its counsel, certifying the items in SECTIONS 7.2(a) and 7.2(b) and certifying as to the good standing status of the Company in the State of Ohio, including as an addendum, a good standing certificate of the Company from the Secretary of State of the State of Ohio, dated as of a date no more than five days prior to the Closing Date.

(d) Required Consents. Sellers will have obtained and delivered to Buyer each of the consents set forth on Schedule 7.2(d) (each a “Required Consent”), each dated on or before the Closing Date and in a form satisfactory to Buyer acting reasonably.

(e) HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act, and any Non-US Competition Law, will have expired or been duly terminated and any consents or approvals required under any Non-US Competition Law will have been obtained.

(f) Management Agreements. In connection with the Transactions, the Company and each of the Key Employees shall enter into employment and non-competition agreements, substantially in the form attached hereto as Exhibit B (the “Management Agreements”), which shall be effective as of the Closing.

(g) Delivery of Other Items. Sellers will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in SECTION 7.4.

(h) No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Legal Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other Transactions.

(i) Amendment of Related Party Leases. Each of the Related Party Leases shall be amended by the Company in such form as approved by Buyer.

(j) Transfer of Life Insurance Policies. Prior to the Closing, the Company may transfer the life insurance policies held by the Company and its Subsidiaries covering each of Mr. Ehrnschwender and Mr. Dillhoff, provided that the consideration paid to the Company for such policies shall not be less than the amounts set forth on Schedule 7.2(j) attached hereto.

(k) Termination of Shareholder Agreement. The Shareholder Agreement will have been terminated by the Sellers.

7.3 Conditions to Obligation of Sellers to Close. The obligation of Sellers to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Sellers’ Agent (acting on behalf of Sellers), in such agent’s sole discretion:

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(a) Accuracy of Representations and Warranties. Each of Buyer’s representations and warranties in ARTICLE 5 will have been and will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

(b) Observance and Performance. Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c) Officer’s Certificate. Buyer will have delivered to Sellers’ Agent a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, in a form reasonably acceptable to Buyer and its counsel, certifying the items in SECTIONS 7.3(a) and 7.3(b).

(d) HSR Act. The applicable waiting period, and any extension thereof, under the HSR Act and any Non-US Competition Law will have expired or been duly terminated and any consents or approvals required under any Non-US Competition Law will have been obtained.

(e) Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to Sellers each of the other items contemplated to be so delivered by this Agreement, including each item listed in SECTION 7.5.

(f) No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Legal Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other Transactions.

7.4 Closing Deliveries of Sellers. At Closing, Sellers will deliver, or cause to be delivered, to Buyer, the following:

(a) all stock certificates representing the Shares, each duly endorsed in blank or accompanied by an assignment separate from certificate suitable in form to transfer the Shares to Buyer in the records of the Company;

(b) the written resignation in a form approved in advance by Buyer (such approval not to be unreasonably withheld) or evidence reasonably satisfactory to Buyer of the removal of each officer and director of the Company, with each such resignation (or removal) effective no later than immediately prior to the effective time of Closing;

(c) the true, correct and complete minute books of the Company and the Subsidiaries, including the stock ledgers and stock records of the Company;

(d) a certificate of an officer of the Company in a form approved in advance by Buyer, dated the Closing Date, certifying that attached thereto is a true, correct and complete certified copy of the certificate of incorporation of the Company, and a true, correct and complete copy of the bylaws of the Company, in each case as are then in full force and effect;

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(e) true, correct and complete copies of all notices to third parties, and the Required Consents;

(f) the Management Agreements, duly executed by each Key Employee party thereto and the Company;

(g) the Consulting Agreement, duly executed by William A. Rice, Jr. and the Company;

(h) a consent and related estoppel certificate from each landlord party to a Real Property Lease;

(i) documentation of the termination of the O.K.I. Supply Co. Profit Sharing 401(k) Retirement Savings Plan and Trust as of the Closing;

(j) payoff and lien release letters, UCC-3 termination statements and any other instruments reasonably required to release all Encumbrances on any asset of the Company or the Subsidiaries that is not a Permitted Encumbrance;

(k) the certificate required by SECTION 7.2(c);

(l) evidence, reasonably satisfactory to Buyer, that Sellers have taken all action necessary to cause the exception of Section 280G(b)(A)(ii) of the Code to apply to any amount that might otherwise be considered to be a parachute payment within the meaning of section 280G of the Code with respect to the transactions contemplated herein;

(m) a fully executed copy of each Related Party Lease, as amended;

(n) an affidavit issued to Buyer by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5)-year period ending on the Closing Date in form and substance reasonably satisfactory to Buyer;

(o) a certified copy of the Agreement terminating the Shareholder Agreement;

(p) the Compensation Letter Agreement, duly executed by Mr. Ehrnschwender;

(q) payment of all amounts owing to the Company by Mr. Joseph H. Dillhoff, Jr. pursuant to loans relating to insurance policy numbers L0979507 and L1003176; and

(r) all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Sellers at Closing.

7.5 Closing Deliveries of Buyer. At Closing, Buyer will deliver, or cause to be delivered, to Sellers, the following:

(a) payment of the Closing Payment pursuant to SECTION 2.2(a);

(b) the certificate required by SECTION 7.3(c);

(c) all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing;

(d) the Consulting Agreement, duly executed by Buyer; and

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(e) a compensation letter agreement between Buyer and Arthur R. Ehrnschwender (the “Compensation Letter Agreement”), duly executed by Buyer, pursuant to which Buyer agrees to pay Mr. Ehrnschwender $37,500 per year for the remainder of Mr. Ehrnschwender’s life and Mr. Ehrnschwender agrees to terminate the Ehrnschwender Agreement.

7.6 Termination of Agreement.

(a) The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(i) by mutual written consent of the Parties;

(ii) by either Party, if Closing has not occurred on or before December 28, 2012;

(iii) by Buyer, if any condition in SECTION 7.2 becomes incapable of fulfillment at Closing or prior to the date stated in clause (ii) above; provided that Buyer has not waived such condition; or

(iv) by Sellers, if any condition in SECTION 7.3 becomes incapable of fulfillment at Closing or prior to the date stated in clause (ii) above; provided that Sellers have not waived such condition.

(b) A termination of this Agreement under any of the preceding clauses (ii) through (iv) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this SECTION 7.6, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to SECTION 7.6(a)(i)) if the failure to satisfy any condition to Closing or consummate the Transactions results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein.

(c) If this Agreement is terminated pursuant to this SECTION 7.6, then this Agreement will be of no further force or effect, except for the terms of SECTION 6.7 (entitled, “Confidentiality”), SECTION 9.8 (entitled, “Governing Law”), SECTION 9.11 (entitled, “Expenses”), SECTION 9.13 (entitled, “Submission to Jurisdiction”) and this SECTION 7.6. Upon any termination pursuant to this Section, no Party will have any further obligation or other Liability hereunder, except pursuant to a Section listed in the immediately preceding sentence.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Sellers. Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4, Sellers, jointly and severally, will indemnify, defend and hold harmless Buyer from and against any and all Losses incurred or otherwise received or sustained by Buyer or any of Buyer’s Affiliates or any of Buyer’s or such Affiliates’ respective officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively with Buyer, “Buyer Indemnitees”), in each case to the extent related to or arising out of any:

(a) breach of any representation or warranty made by Sellers herein (including any inaccuracy in any related Disclosure Schedule or in the certificate delivered pursuant to SECTION 7.2(c));

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(b) breach or nonperformance of any covenant or agreement of or to be performed by Sellers pursuant hereto;

(c) fraud, intentional misrepresentation or willful breach by Sellers;

(d) payment made by the Company or Buyer to a person listed on Schedule 6.2(b) before, on or after the Closing Date being considered an “excess parachute payment” under Code Section 280G and any Treasury Regulations thereunder (but with respect to payments made after the Closing Date, only to the extent such payments are considered “excess parachute payments” as a result of actions of the Company or Sellers, or a failure to act by the Company or Sellers, before the Closing Date); or

(e) any Legal Action incident to any of the foregoing.

8.2 Indemnification by Buyer. Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4, Buyer will indemnify, defend and hold harmless Sellers from and against any and all Losses incurred or otherwise received or sustained by Sellers, in each case to the extent directly or indirectly related to or arising out of any:

(a) breach of any representation or warranty made by Buyer herein (including any inaccuracy in the certificate delivered pursuant to SECTION 7.3(c);

(b) breach or nonperformance of any covenant or agreement of or to be performed by Buyer pursuant hereto;

(c) fraud, intentional misrepresentation or willful breach by Buyer; or

(d) any Legal Action incident to any of the foregoing.

8.3 Certain Limitations. Notwithstanding any other term herein, the following will apply:

(a) Sellers’ Deductible. Sellers will not have any obligation under SECTION 8.1(a) and (d) (to the extent incident to SECTION 8.1(a)) other than regarding any breach of any Special Representation or SECTION 4.12 (Tax Matters) (as to which no deductible will apply), unless and until the aggregate amount of indemnification for which Sellers is obligated thereunder exceeds $250,000 (the “Deductible”), and then only with respect to such amount in excess of $250,000.

(b) Sellers’ Cap. Sellers’ obligation under SECTION 8.1(a), (b) and (d), other than regarding any breach of any Special Representation (as to which no limitation or cap will apply), in the aggregate, will not exceed an amount equal to the Purchase Price (the “Cap”).

8.4 Certain Survival Periods.

(a) Representations and Warranties. Each representation and warranty contained herein (and in any related schedule) will survive the Closing and will remain in full force and effect for a period of 24 months after the Closing Date, except as follows:

(i) Each Special Representation (and related schedule) will survive the Closing and will remain in full force and effect for a period of 15 years after the Closing Date. “Special Representation” means any representation or warranty in ARTICLE 3 or in SECTION 4.1, 4.2, 4.3(a), and 4.3(b).

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(ii) Each representation and warranty contained in SECTION 4.5 (Broker’s Fees), 4.21 (Employee Benefits), and 4.23 (Environmental Health) hereof (and in any related schedule) will survive the Closing and will remain in full force and effect for a period of five years after the Closing Date.

(iii) Each representation and warranty contained in SECTION 4.12 (Tax Matters) (and in related schedule) will survive the Closing and will remain in full force and effect until the applicable statute of limitations with respect to the liability in question expires, plus 30 days (giving effect to any extensions or waivers thereof); and

(iv) Any representation or warranty fraudulently made or otherwise made with the intent to deceive or otherwise mislead (and, in each case, any related schedule) will survive indefinitely until all Liabilities hereunder relating thereto are barred by all applicable statutes of limitations.

(b) Special Provisions for ARTICLE 3. Notwithstanding SECTION 8.1 herein, if any Seller breaches a representation or warranty contained in ARTICLE 3, that breaching Seller shall be solely and exclusively liable for said breach and the other Sellers shall not be liable to Buyer in any manner, subject to the guaranty provided by Guarantor pursuant to SECTION 9.15, provided, however, that Buyer shall first exhaust the breaching Seller’s applicable Pro Rata Share of the Holdback Amount before proceeding against the guaranty provided by the Guarantor pursuant to SECTION 9.15.

(c) Survival Until Final Determination. For each claim for indemnification under this Agreement regarding a breach of a representation or warranty (or related schedule) that is made prior to expiration of the survival period for such representation or warranty (as set forth in SECTION 8.4(a)), such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

(d) Survival of Other Terms. Except as provided in the preceding terms of this SECTION 8.4 regarding representations and warranties, each covenant or agreement contained herein, and all associated rights under this ARTICLE 8, will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.

-	8.5 Third-Party Claims.

(a) Notice. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim of a third party (a “Third-Party Claim”) as to which the Claiming Party has the right to demand indemnification hereunder (the “Initial Claim Notice”). The failure to promptly give such Initial Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

(b) Commencement of Defense and Participation. Promptly after receiving such Initial Claim Notice, the Indemnifying Party may, in its discretion, assume the Defense of such Third-Party Claim at its own expense and may settle such Third-Party Claim, but will not, without the written consent of the Claiming Party, agree to (i) any injunctive relief affecting the Claiming Party or any of its Affiliates or (ii) any settlement that would adversely affect the business or operations of the Claiming Party or any of its Affiliates, including the settlement of a Third-Party Claim involving a Governmental Authority that relates to a Pre-Closing Tax Period.

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(c) Participation by Claiming Party. The Claiming Party will have the right to engage its own legal counsel (and other professional advisers) in connection with such Defense and Third-Party Claim, at the Claiming Party’s expense (or at the Indemnifying Party’s expense if the Claiming Party is advised by counsel that a conflict exists between the Claiming Party and the Indemnifying Party in connection with such Defense and Third-Party Claim). The Indemnifying Party will keep the Claiming Party fully informed of all matters material to such Defense and Third-Party Claim at all stages thereof, whether or not the Claiming Party is represented by separate legal counsel.

(d) Failure to Commence Defense. If the Indemnifying Party does not commence a Defense within 30 days following receipt of such Initial Claim Notice (or such shorter period, if any, during which a Defense must be commenced for the preservation of rights), the Claiming Party may, at its option, settle or defend such Third-Party Claim at the expense of the Indemnifying Party.

(e) Resolution of Third-Party Claim. Subject to the other terms of this ARTICLE 8, if (i) a final judgment or order in favor of such third party is rendered against the Claiming Party that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made or (ii) such Third-Party Claim is settled in accordance with this ARTICLE 8 resulting in Losses on the part of the Claiming Party, then the amount of such Losses incurred by the Claiming Party will be paid by the Indemnifying Party.

(f) Access and Cooperation. Each Party will, and will cause its Affiliates to, promptly make available to the other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Party relating to such Defense and Third-Party Claim, subject to reasonable confidentiality requirements. Each Party will render to the other Party such assistance as such other Party may reasonably request to ensure the proper and adequate Defense of such Third-Party Claim.

(g) Protecting Goodwill. In conducting any Defense or dealing with any Third-Party Claim hereunder, each Party will use Commercially Reasonable Efforts to protect and preserve the reputation and goodwill associated with each other Party.

8.6 Additional Notices. In addition to and not in limitation of SECTION 8.5, a Claiming Party will give prompt notice to an Indemnifying Party of each claim for indemnification hereunder for which such Claiming Party proposes to demand indemnification (whether or not involving a third party), specifying the amount and nature of such claim (to the extent known). The failure to promptly give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

8.7 Specific Performance. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party recognizes and affirms that in the event Sellers breach this Agreement, money damages may be inadequate and Buyer would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

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8.8 Effect of Investigation. The representations, warranties and covenants of each Party and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of his, her or its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.

8.9 Exclusive Remedy. Except with respect to (a) fraud, willful misrepresentation, or willful misconduct, (b) the further assurances provided by the Parties in SECTION 6.4, and (c) claims for injunctive or other equitable relief, the terms in this ARTICLE 8 set forth the sole and exclusive remedies for the matters in this Agreement, including for breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE 9

CERTAIN ADDITIONAL TERMS

9.1 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b) words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c) terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d) unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f) “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g) unless expressly stated herein to the contrary, reference to an agreement, instrument or other document, including this Agreement, will be deemed to refer as well to each addendum, exhibit, schedule or amendment thereto;

(h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(i) all dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

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(j) each Party was, or had ample opportunity to be, represented by legal counsel in connection with this Agreement and each Party and each Party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation hereof; and

(k) each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement.

9.2 Press Releases and Public Announcements. Prior to Closing, neither Sellers nor Buyer will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party, except as may be required by Applicable Law. Following the Closing, Sellers will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer, except as may be required by Applicable Law.

9.3 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement (including the Disclosure Schedules, Exhibits, Schedules and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.6 Counterparts. This Agreement may be executed by facsimile or electronic mail signature and in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.7 Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder will be deemed given only (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case if addressed to the intended recipient as set forth below:

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(i)	if to Buyer:

United Stationers Supply Co.

Attn: General Counsel

One Parkway North Blvd., Suite 100

Deerfield, IL 60015-2559

Fax: (847) 627-7001

Email: EBlanchard@ussco.com

with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Michael A. Stanchfield

Fax: 612-766-1600

Email: michael.stanchfield@faegrebd.com

(ii)	if to Sellers:

c/o Sellers’ Agent

Joseph H. Dillhoff, Jr.

9596 Leebrook Drive

Cincinnati, Ohio 45231

with a copy to:

C. Gregory Schmidt, Esq.

Santen & Hughes

600 Vine Street, Suite 2700

Cincinnati, OH 45202

Fax: (513) 852-5994

Email: cgs@santen-hughes.com

Any Party may change the address to which such notices and communications are to be delivered by giving the other Parties notice in the manner stated above.

9.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

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9.10 Severability; Blue Pencil. Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term in any other situation or in any other jurisdiction. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term of SECTION 6.8), then it is the Parties’ intent that all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

9.11 Expenses. Buyer and Sellers will each bear their own costs and expenses (including legal and other professional fees and expenses) incurred in connection with this Agreement and the Transactions; provided that Sellers will also bear the costs and expenses of the Company (including its legal and other professional fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the Transactions. Sellers may use any portion of the $5 million that may be paid to certain individuals as set forth in SECTION 6.2(b) for the payment of any Transaction costs and expenses on behalf of the Company, provided that, in no event, shall the aggregate payments made by Sellers pursuant to this SECTION 9.11 and SECTION 6.2(b) exceed $5 million. Notwithstanding the foregoing, Buyer will pay all filing and submission fees required under the HSR Act.

9.12 Incorporation of Exhibits, Disclosure Schedules and Schedules. The Exhibits, Disclosure Schedules and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.13 Service of Process. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in SECTION 9.7. Nothing in this SECTION 9.13, however, will affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.14 Nature of Disclosure. Nothing in the Disclosure Schedules will be deemed to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies the item as an exception to such representation or warranty. A disclosure made by Sellers in any section of this Agreement or any Disclosure Schedule will expressly not be deemed to constitute an admission by Sellers, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

9.15 Guaranty. Joseph H. Dillhoff, Jr. (the “Guarantor”) hereby absolutely, unconditionally and irrevocably guarantees the payment when due of any and all of Sellers’ indemnity obligations under SECTION 8.1 of this Agreement, including those indemnity obligations of each Seller based on a breach of any representation or warranty set forth in ARTICLE 3 (collectively, the “Indemnification Obligations”) to the extent, and only to the extent, the Indemnification Obligations exceed the Holdback Amount up to a maximum amount of $4.5 million, conditioned upon exhaustion of the Holdback Amount to satisfy the Indemnification Obligations. The Guarantor’s guarantee

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obligations shall remain in effect for a period of two years following the Closing Date (the “Guaranty Period”). The Guarantor acknowledges and agrees that Buyer’s entry into this Agreement and consummation of the Transactions is conditioned upon the Guarantor’s guarantee of the Indemnification Obligations and the Guarantor will benefit from Buyer entering into the Agreement and consummating the Transactions. The Guarantor’s obligation is independent of any other remedy Buyer may have to enforce the Indemnification Obligations. The Guarantor’s obligations will not be affected or impaired by any act or omission of Buyer in connection with the Agreement. Should the Holdback Amount be insufficient to satisfy the Indemnification Obligations in accordance with this Agreement, Buyer shall provide the Guarantor written notice thereof pursuant to SECTION 9.7. Guarantor shall satisfy the Indemnification Obligations by payment of the amount due within five Business Days of Guarantor’s receipt of such written notice. No act or thing will in any way discharge the Guarantor from his obligations pursuant to this SECTION 9.15, except full payment and performance of all of the Indemnification Obligations as contemplated by this SECTION 9.15 or expiration of the Guaranty Period (without any Pending Claim Amounts). The Guarantor hereby waives any and all defenses and discharges available to a guarantor or accommodation co-obligor in such capacity and hereby waives any and all defenses, claims, setoffs and discharges of Sellers or any other person obligated to pay or perform any of the Indemnification Obligations, except the defenses of discharge by payment and performance in full or in the amounts contemplated by this SECTION 9.15, or expiration of the Guaranty Period (without any Pending Claim Amounts). If any payment received by Buyer from Sellers or any other person is thereafter set aside or returned for any reason, the Indemnification Obligations to which such payment applied will continue to exist and be enforceable against the Guarantor as if such payment had never been made. Guarantor will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation as to any of the Indemnification Obligations against any person until all of the Indemnification Obligations have been fully paid.

ARTICLE 10

SELLERS’ AGENT

10.1 Appointment of Sellers’ Agent.

(a) The Sellers’ Agent is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Sellers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Sellers at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Ancillary Agreements, and to facilitate the consummation of the Transactions, and in connection with the activities to be performed by or on behalf of such Sellers under this Agreement and the Ancillary Agreements, and each other agreement, document, instrument or certificate referred to herein or therein (including in connection with any and all claims for remedies brought pursuant to this Agreement or the Ancillary Agreements). By executing this Agreement, the Sellers’ Agent accepts such appointment, authority and power.

(b) Without limiting the generality of the foregoing, Sellers’ Agent shall have the power to take any of the following actions on behalf of Sellers: (i) to give and receive notices, communications and consents under this Agreement and the Ancillary Agreements; (ii) to receive and distribute payments pursuant to this Agreement and the Ancillary Agreements; (iii) to waive

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any provision of this Agreement and the Ancillary Agreements; (iv) to assert any claim or institute any Legal Action; (v) to investigate, defend, contest or litigate any Legal Action initiated by any Person against Sellers’ Agent (on behalf of the Sellers); (vi) to receive process on behalf of any or all Sellers in any such Legal Action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Ancillary Agreements; (viii) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Ancillary Agreements; and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Agent, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this SECTION 10.1 and the Transactions.

(c) Upon Joseph H. Dillhoff, Jr.’s resignation or removal as Sellers’ Agent, or in the event Mr. Dillhoff is otherwise unable to serve as Sellers’ Agent under this Agreement, Sellers hereby appoint Joseph H. Rohs to serve as the successor Sellers’ Agent, with all such rights and powers of the original Sellers’ Agent as set forth in this ARTICLE 10.

10.2 Authority. The appointment of the Sellers’ Agent by each Seller is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Seller). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, securityholders, members, managers, successors and assigns of each Seller. All decisions of the Sellers’ Agent shall be final and binding on all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Sellers’ Agent and any document executed by the Sellers’ Agent on behalf of any Seller and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct.

10.3 Limitation on Liability. Sellers’ Agent shall not be responsible for any loss suffered by, or Liability of any kind to, Sellers arising out of any act done or omitted by the Sellers’ Agent in connection with the acceptance or administration of the Sellers’ Agent’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

10.4 Role of Sellers’ Agent. Without limiting the generality or effect of SECTION 10.1, any claims or disputes between or among any Buyer Indemnitees, Sellers’ Agent and/or any one or more Sellers relating to this Agreement, the Ancillary Agreements or the Transactions shall in the case of any claim or dispute asserted by or against or involving any Seller (other than any claim against or dispute with Sellers’ Agent), be asserted or otherwise addressed solely by Sellers’ Agent on behalf of such Seller (and not by such Seller acting on his, her or its own behalf).

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ARTICLE 11

DEFINITIONS

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adjusted Purchase Price” is defined in SECTION 2.1.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” is defined in the preamble of this Agreement.

“Ancillary Agreements” is defined in SECTION 3.1.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority. Unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Audited Financial Statements” is defined in SECTION 4.8(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Business” means the business conducted by the Company and its Subsidiaries immediately prior to the Closing.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the States of Illinois or Ohio are not generally authorized or required by Applicable Law to be closed.

“Business Opportunity” means any business opportunity that is presented to Sellers by a third Person that relates to the Business.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in SECTION 8.1.

“Cap” is defined in SECTION 8.3(b).

“Claiming Party” is defined in SECTION 8.5(a).

“Closing” is defined in SECTION 7.1.

“Closing Date” is defined in SECTION 7.1.

“Closing Payment” is defined in SECTION 2.1.

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“COBRA” means the health coverage continuation requirements reflected in Code section 4980B and ERISA sections 601 through 606, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, or similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to expeditiously achieve such result; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement shall not be thereby required to take action that would result in a material adverse change in the benefit to such Person under this Agreement or any Transactions (in each case, taken as a whole) or to dispose of any material portion of, or make any material change to, its business.

“Company” is defined in the Recitals.

“Company Common Stock” is defined in SECTION 4.2.

“Compensation Letter Agreement” is defined in SECTION 7.5(e).

“Competitive Business” is defined in SECTION 6.8(b)(i).

“Computer Systems” means any combination of the computer software (including source code, executable code, databases and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Company for its internal operations, including any item or systems provided in a “software-as-a-service”, “cloud computing” or hosted arrangement.

“Confidential Information” means all confidential information of or relating to the Company or any of its Subsidiaries that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by Sellers), including information entrusted to Sellers by others. Without limiting the generality of the foregoing, Confidential Information includes: (a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (e) sources of supplies; (f) identity of specialized consultants and contractors and Confidential Information developed by them; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) employee information; and (j) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.

“Confidentiality Agreement” means that certain Confidential Non-Disclosure Agreement, dated April 2, 2012, between the Company and Buyer.

“Consulting Agreement” means that certain Consulting Agreement to be entered into by and between William A. Rice, Jr. and the Buyer, substantially in the form attached as Exhibit C hereto.

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“Contract” means any contract, agreement, arrangement, purchase order, license or use agreement, lease (whether a lease for real estate, a capital lease, an operating lease or other), instrument, note or other binding obligation or commitment, in each case whether oral or written.

“Covenant Sellers” means each of Joseph H. Dillhoff, Jr., John Leclair, Mike Leclair and William A. Rice, Jr.

“Deductible” is defined in SECTION 8.3(a).

“Defense” means legal defense reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party, which consent will not be unreasonably withheld, conditioned or delayed.

“DOJ” is defined in SECTION 6.1(a)(i).

“Disclosure Schedules” is defined in ARTICLE 4.

“Ehrnschwender Agreement” means that certain letter agreement, dated December 17, 2000, by and between Arthur R. Ehrnschwender and the Company.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind, including any stock option or ownership plan, stock appreciation rights plan, phantom stock plan, executive compensation plan, bonus, incentive compensation, deferred compensation or profit-sharing plan, severance plan or any vacation, holiday, sick leave, fringe benefit or group life insurance plan.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

“Encumbrance Documents” is defined in SECTION 4.13(j).

“Enforcement Limitations” means any applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other similar Applicable Law from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or leased by the Company or (ii) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all Applicable Laws relating to (a) human and occupational health and safety, (b) protection of human health and the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota and other natural resources) or (c) Hazardous Substances, including any Applicable Laws relating to exposure to, or use, generation, treatment, recycling, storage, disposal, transport, labeling, presence, handling, release or threatened release of any Hazardous Substances.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” is defined in SECTION 4.8(a).

“Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

“FTC” is defined in SECTION 6.1(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means, wherever located, any: (a) nation, state, county, city, town, village, district, municipality or other jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, administration, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or Person exercising any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Guarantor” is defined in SECTION 9.15.

“Guaranty Period” is defined in SECTION 9.15.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, asbestos, petroleum and fractions thereof, and all other chemicals, wastes, substances, constituents, and materials defined, regulated or for which liability or standards are imposed by any Environmental Law.

“Holdback Amount” is defined in SECTION 2.3(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” is defined in Section 4.13(d).

“Indemnification Obligations” is defined in SECTION 9.15.

“Indemnifying Party” is defined in SECTION 8.5(a).

“Initial Claim Notice” is defined in SECTION 8.5(a).

“Intellectual Property” means (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and post-grant reviews thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain

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names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and Know-How, and (f) all computer software.

“Inventory” is defined in SECTION 4.7(a).

“IRS” is defined in SECTION 4.21(a).

“Key Employees” means each of the following individuals: Roch Monahan, Bob Baldridge, Ed Deeley, Randy Smith, John Leclair, Mike Leclair, and Mohammed Asadullah.

“Know-How” means all design technology, manufacturing techniques, process development, materials technology, and drawings and specifications for products.

“Knowledge” means, with respect to Sellers, the actual knowledge of each of Joseph H. Dillhoff, Jr., William A. Rice, Jr., Joseph H. Rohs, Roch Monahan, John Leclair, Mike Leclair and Mohammed Asadullah and those matters that would reasonably be expected to be known by such persons based on their respective positions with the Company and its Subsidiaries.

“Leased Real Property” is defined in SECTION 4.13(b).

“Leases” is defined in SECTION 4.13(b).

“Legal Action” means any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim, demand or similar action taken by, filed with or otherwise involving any Governmental Authority.

“Legal Restriction” means any injunction, judgment, order, decree, ruling, charge, settlement or other restriction of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Losses” means any claim, loss, fine, penalty, cost or expense (including reasonable attorneys’ fees or expenses) or damage. For purposes of SECTION 8.1(d), “Losses” shall also include the amount of any additional Tax incurred or paid by the Company or Buyer because a payment is not deductible pursuant to Section 280G of the Code.

“Management Agreement” is defined in SECTION 7.2(f).

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, prospects, assets or results of operations of the Company and its Subsidiaries (taken as a whole); provided however, that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been a Material Adverse Effect: (a) conditions generally affecting the industries in which the Company operates or the U.S. economy as a whole; (b) national or international political or social conditions; or (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), except, in each case, to the extent that any of the foregoing have a disparate impact on the Company compared to others in its industry.

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“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” is defined in SECTION 4.8(a).

“Most Recent Fiscal Month End” is defined in SECTION 4.8(a).

“Most Recent Fiscal Year End” is defined in SECTION 4.8(a).

“Non-Compete Period” means the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date, except that the term “Non-Compete Period” as it relates to William A. Rice, Jr. means the period commencing on the Closing Date and ending on the first anniversary of the date Buyer terminates the Consulting Agreement.

“Non-US Competition Law” means any Applicable Law in any non-United States jurisdiction that is applicable to the transactions contemplated herein which is comparable in intent and purpose to the HSR Act in that it requires notification to, filing with, or clearance or approval from, a Governmental Authority with respect to antitrust, competition, market concentration, or similar matters.

“Ordinary Course of Business” means an action (which includes, for this definition, a failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past customs and practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or shareholders of such Person.

“Owned Real Property” is defined in SECTION 4.13(a).

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” is defined in Section 4.11.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, and (d) those liens set forth on Schedule 11(b).

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“Pending Claim Amounts” means, at any time, the aggregate dollar amount of any pending claim notices given by Buyer to Sellers prior to the Termination Date pursuant to ARTICLE 8.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Pro Rata Share” is defined in SECTION 2.2(a).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” is defined in SECTION 2.1.

“Real Property” is defined in SECTION 4.13 (c).

“Real Property Laws” is defined in SECTION 4.13(f).

“Real Property Permits” is defined in Section 4.13(h).

“Related Party Leases” means each of the following leases: (a) that certain lease by and between the Company and Bestwelds Realty, LLC dated July 27, 2006, (b) that certain Industrial Space Lease by and between the Company and D.E.D.E. Realty for 305 Gellhorn Drive, Houston, Texas 77013, dated October 1, 1995, as amended (as subsequently assigned by D.E.D.E. Realty to D.E.D.E. National Properties, LLC), and (c) that certain Industrial Space Lease by and between the Company and D.E.D.E. Realty for 2547 Commerce Circle, Tarrant, Alabama 35217, dated April 15, 1995, as amended (as subsequently assigned by D.E.D.E. Realty to D.E.D.E. National Properties, LLC).

“Required Consent” is defined in SECTION 7.2(d).

“Restricted Activities” is defined in SECTION 6.8(i).

“Restricted Area” is defined in SECTION 6.8(a).

“Securities Act” means the Securities Act of 1933.

“Shareholder Agreement” means the Shareholder Buy-Sell Agreement by and between Sellers and the Company dated December 31, 2004.

“Shares” is defined in the Recitals.

“Special Representation” is defined in SECTION 8.4(a).

“Sellers” means those Persons shown on the Shareholders’ List for the Company attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, at least 20% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), at least 20% of the partnership or other similar ownership interests thereof is at the time owned or controlled,

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directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own at least a 20% ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated at least 20% of such business entity’s gains or losses or will be or control any managing member, director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all direct and indirect Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local or foreign income (including any tax on or based upon net income, gross income or income as specially defined, or earnings, profits, or selected items of income, earnings or profits), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, consumption, harmonized, leasing, lease, fuel, escheat, unclaimed property, abandoned property, clawback, recapture, ad valorem, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean the second anniversary of the Closing Date.

“Third-Party Claim” is defined in SECTION 8.5(a).

“Trade Secret” means any asset or information (including a formula, pattern, compilation, program, device, method, technique, or process) of the Company and its Subsidiaries, including assets and information transferred by Sellers to the Company or its Subsidiaries, that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use.

“Transactions” is defined in SECTION 3.2.

*[Signature Page to Follow]*

fb.us.8714214.011

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IN WITNESS WHEREOF, each Party has executed this Stock Purchase Agreement effective as of the date first written above.

BUYER:

UNITED STATIONERS SUPPLY CO.

By: /s/ Paul C. Phipps
Name: P. Cody Phipps
Title: President and Chief Executive Officer

SELLERS:

/s/ Philomena Dillhoff
Trust U/A Dtd. 5/23/94 Philomena Dillhoff, as amended, Philomena Dillhoff, Trustee

The Joseph H. Dillhoff, Jr. Generation Skipping Trust Dtd. 9/13/11

By /s/ C. Gregory Schmidt
C. Gregory Schmidt, Co-Trustee

By /s/ William J. Dillhoff
William J. Dillhoff, Co-Trustee

By /s/ Susan M. Denison
Susan M. Denison, Co-Trustees

The Philomena Dillhoff Generation Skipping Trust Dtd. 9/13/11

By /s/ C. Gregory Schmidt
C. Gregory Schmidt, Co-Trustee

By /s/ William J. Dillhoff
William J. Dillhoff, Co-Trustee

By /s/ Susan M. Denison
Susan M. Denison, Co-Trustees

Stock Purchase Agreement	Signature Page

/s/ Gregg Nielsen
Joseph H. Dillhoff III Family Trust A U/T/A Dtd. 7/29/09 FBO Mary Katherine Dillhoff, Gregg Nielsen, Trustee

/s/ Gregg Nielsen
Joseph H. Dillhoff III Family Trust A U/T/A Dtd. 7/29/09 FBO Joseph H. Dillhoff IV, Gregg Nielsen, Trustee

/s/ Gregg Nielsen
Joseph H. Dillhoff III Marital Trust U/T/A Dtd. 7/29/09, Gregg Nielsen, Trustee

/s/ Mary Beth Nielsen
Mary Beth Nielsen

/s/ Catherine M. Sarky
Catherine M. Sarky

/s/ Barbara M. Rohs
Barbara M. Rohs

/s/ Susan M. Denison
Susan M. Denison

/s/ Gerald S. Fry
Gerald S. Fry Trust Dtd. 10/03/08, Gerald S. Fry, Trustee

/s/ Pamela E. Fry
Pamela E. Fry Trust Dtd. 10/03/08, Pamela E. Fry, Trustee

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/s/ Jason E. Fry
Jason E. Fry

/s/ Shane M. Fry
Shane M. Fry

/s/ John S. Fry
John S. Fry

/s/ Lisa K. Henn
Lisa K. Henn

/s/ John Leclair
John Leclair

/s/ Mike Leclair
Mike Leclair

/s/ William A. Rice, Jr.
William A. Rice, Jr.

/s/ Joseph H. Dillhoff, Jr.
Trust U/A Dtd. 5/4/94 Joseph H. Dillhoff, Jr., as amended, Joseph H. Dillhoff, Jr., Trustee

SELLERS’ AGENT:

/s/ Joseph H. Dillhoff, Jr.
Joseph H. Dillhoff, Jr.

GUARANTOR (Solely with respect to Section 9.15):

/s/ Joseph H. Dillhoff, Jr.
Joseph H. Dillhoff, Jr.

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